Exhibit 99.1

News Release

For Immediate Release

Novelis Reports Strong Second Quarter Fiscal Year 2012 Results

•	Net income of $120 million, up 94% YOY
•	Strong EBITDA of $301 million, up 3% YOY
•	Free Cash Flow before CapEx of $237 million
•	Liquidity of $993 million
•	Strategic Expansion Projects on Track and on Budget

ATLANTA, November 9, 2011 – Novelis Inc., the world’s leading producer of aluminum rolled products, today reported net income attributable to its common shareholder of $120 million for the second quarter of fiscal 2012 compared to net income of $62 million for the same period in fiscal 2011. Adjusted EBITDA was the second highest quarterly EBITDA in the Company’s history.

(in $M)	Q2FY12 9/30/2011	Q2FY11 9/30/2010	Variance

Net Income	$120	$62	94%

Adjusted EBITDA	$301	$291	3%

Shipments of aluminum rolled products totaled 720 kilotonnes for the second quarter of fiscal 2012, a decrease of 2 percent compared to shipments of 737 kilotonnes in the second quarter of the previous year. This slight decrease in shipments was driven by economic uncertainty in the United States and Europe and unseasonably cool and wet weather across a number of the Company’s operating regions which resulted in customer destocking in the quarter.

Net sales for the second quarter of fiscal 2012 were $2.9 billion, an increase of 14 percent compared to the $2.5 billion reported in the same period a year ago, mainly the result of strong conversion premiums and higher average aluminum prices.

Adjusted EBITDA for the quarter was $301 million, representing a 3 percent increase from adjusted EBITDA of $291 million posted for the same period a year ago. These operating results were primarily due to strong conversion premiums and effective cost management.

“We are particularly proud of the results we realized for the second quarter. Together with our record first quarter performance, this positions us well to achieve another record year,” said Phil Martens, Novelis President and Chief Executive Officer. “As a result of our premium product portfolio, which is largely comprised of recession resistant products and other products which have strong, favorable substitution trends, we’ve produced consistent and predictable results.”

(in $M)	Q2FY12 9/30/2011	Q2FY11 9/30/2010

Income Before Income Taxes	$123	$129
Significant Items Affecting Comparisons:
Restructuring, net	(11)	(9)
Unrealized gains/(losses) on derivatives	(1)	1
Gain/(Loss) on Sale of Assets	(1)	—
Gain on Litigation	8	—
Adjusted Pre-tax Income	$128	$137

The Company reported pre-tax income of $123 million for the second quarter of fiscal 2012, a decrease when compared to the $129 million pre-tax income reported in the same period of fiscal 2011. Excluding restructuring charges, unrealized gains/losses on derivatives, loss on sale of assets and gain on litigation, adjusted pre-tax income decreased 7%. “These are very strong operating results, considering shipments were down 2% year-over-year and net interest was up $36 million due to higher interest expense resulting from our debt issuance and refinancing in the third quarter of 2011,” said Steve Fisher, Chief Financial Officer for Novelis.

(in $M)	Q2FY12 9/30/2011	Q1FY12 6/30/2011

Cash and cash equivalents	$286	$307
Overdrafts	(8)	(18)
Gross availability under the ABL facility	715	576
Total Liquidity	$993	$865

For the second quarter of fiscal 2012, free cash flow was $130 million, compared to free cash flow of $97 million reported in the second quarter of the previous year. “Free cash flow for the quarter was particularly strong given the 123% increase in capital expenditures year-over-year,” said Fisher. “Going forward, we expect continued strong cash flow generation which will enable us to fund our global expansion projects.”

(in $M)	Q2FY12 9/30/2011	Q2FY11 9/30/2010

Free Cash Flow	$130	$97
Capex	107	48
Free Cash Flow before Capex	$237	$145

Business Outlook

For fiscal 2012, the Company expects to generate between $600-700 million of free cash flow before capital expenditures and invest approximately $550-600 million primarily in its global expansion projects.

As a result of economic uncertainty in the Eurozone, unseasonably cool weather and flooding in some of its operating regions and lower than expected growth in its electronics business, Novelis lowered its guidance to between $1.10-1.15 billion in adjusted EBITDA for fiscal year 2012. “We are still planning on a record fiscal 2012 despite several factors outside of our control impacting our results. This is a real testament to the structural changes we’ve made in the business over the last few years that have made us a stronger, more nimble company,” said Mr. Martens.

Quarterly Report on Form 10-Q

The results described in this press release have been reported in detail on the Company’s Form 10-Q on file with the SEC, and investors are directed to that document for a complete explanation of the Company’s financial position and results through September 30, 2011. The Novelis Form 10-Q and other SEC filings are available for review on the Company’s website at www.novelis.com.

Second Quarter Fiscal 2012 Earnings Conference Call

Novelis will discuss its second quarter fiscal 2012 results via a live webcast and conference call for investors at 9:00 a.m. ET on Wednesday, November 9, 2011. Participants may access the webcast at https://cc.callinfo.com/r/15q2p7ar9ygsn. To join by telephone, dial toll-free in North America at 800 736 4610, India toll-free at 0008001007108 or the international toll line at +1 212 231 2921. Access information may also be found at www.novelis.com/investors.

About Novelis

Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries, has nearly 11,000 employees and reported revenue of $10.6 billion in fiscal year 2011. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, Europe, Asia, and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, please visit www.novelis.com.

Non-GAAP Financial Measures

This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Free Cash Flow.

Forward-Looking Statements

Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of such statements in this news release include our plans to increase production capacity, our growth plans, our expectations with respect to the flat rolled products market and our view of our ability to generate free cash flow this fiscal year. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis’ actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our metal hedging activities, including our internal used beverage cans (UBCs) and smelter hedges; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; changes in the fair value of derivative instruments and our ability to purchase derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreement and other financing agreements; the effect of taxes and changes in tax rates; the impact of timing differences between the pricing periods for the purchase and sale of aluminum; our ability to increase production capacity and our indebtedness and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors included under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, are specifically incorporated by reference into this news release.

Media Contact: Charles Belbin +1 404 760 4120 charles.belbin@novelis.com	Investor Contact: Isabel Janci +1 404 760 4164 isabel.janci@novelis.com

Novelis Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(In millions)

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
Net sales	$2,880	$2,524	$5,993	$5,057

Cost of goods sold (exclusive of depreciation and amortization)	2,549	2,188	5,257	4,396
Selling, general and administrative expenses	91	97	186	178
Depreciation and amortization	81	104	170	207
Research and development expenses	12	9	24	18
Interest expense and amortization of debt issuance costs	77	40	154	79
Interest income	(4)	(3)	(8)	(6)
Restructuring charges, net	11	9	30	15
Equity in net loss of non-consolidated affiliates	3	3	5	6
Other (income) expense, net	(63)	(52)	(84)	(39)

	2,757	2,395	5,734	4,854

Income before income taxes	123	129	259	203
Income tax (benefit) provision	(7)	56	52	71

Net income	130	73	207	132
Net income attributable to noncontrolling interests	10	11	25	20

Net income attributable to our common shareholder	$120	$62	$182	$112

Novelis Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(In millions, except number of shares)

	September 30, 2011	March 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$286	$311
Accounts receivable, net
– third parties (net of allowances of $6 and $7 as of September 30, 2011 and March 31, 2011, respectively)	1,415	1,480
– related parties	36	28
Inventories, net	1,258	1,338
Prepaid expenses and other current assets	73	50
Fair value of derivative instruments	175	165
Deferred income tax assets	9	39

Total current assets	3,252	3,411
Property, plant and equipment, net	2,528	2,543
Goodwill	611	611
Intangible assets, net	671	707
Investment in and advances to non–consolidated affiliates	704	743
Fair value of derivative instruments, net of current portion	7	17
Deferred income tax assets	52	52
Other long–term assets
– third parties	165	193
– related parties	17	19

Total assets	$8,007	$8,296

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long–term debt	$20	$21
Short–term borrowings	63	17
Accounts payable
– third parties	1,111	1,378
– related parties	45	50
Fair value of derivative instruments	168	82
Accrued expenses and other current liabilities	503	568
Deferred income tax liabilities	42	43

Total current liabilities	1,952	2,159
Long–term debt, net of current portion	4,063	4,065
Deferred income tax liabilities	472	552
Accrued postretirement benefits	519	526
Other long–term liabilities	339	359

Total liabilities	7,345	7,661

Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of September 30, 2011 and March 31, 2011	—	—
Additional paid–in capital	1,830	1,830
Accumulated deficit	(1,260)	(1,442)
Accumulated other comprehensive (loss) income	(109)	57

Total equity of our common shareholder	461	445
Noncontrolling interests	201	190

Total equity	662	635

Total liabilities and equity	$8,007	$8,296

Novelis Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(In millions)

	Six Months Ended September 30,
	2011	2010
OPERATING ACTIVITIES
Net income	$207	$132
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	170	207
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(106)	(28)
Deferred income taxes	32	18
Write–off and amortization of fair value adjustments, net	13	8
Equity in net loss of non–consolidated affiliates	5	6
(Gain) loss on foreign exchange remeasurement of debt	(1)	1
(Gain) loss on sale of assets	2	(13)
Other, net	20	5
Changes in assets and liabilities:
Accounts receivable	40	(91)
Inventories	45	(84)
Accounts payable	(261)	(45)
Other current assets	(11)	(4)
Other current liabilities	(90)	16
Other noncurrent assets	18	(8)
Other noncurrent liabilities	(27)	4

Net cash provided by operating activities	56	124

INVESTING ACTIVITIES
Capital expenditures	(174)	(71)
Proceeds from sales of assets	1	18
Proceeds from investment in and advances to non–consolidated affiliates, net	1	—
(Outflow) proceeds from related party loans receivable, net	(4)	11
Proceeds from settlement of other undesignated derivative instruments, net	57	67

Net cash (used in) provided by investing activities	(119)	25

FINANCING ACTIVITIES
Proceeds from issuance of debt	6	—
Principal payments	(11)	(8)
Short–term borrowings (payments), net	48	(50)
Dividends, noncontrolling interest	(1)	(18)

Net cash provided by (used in) financing activities	42	(76)

Net (decrease) increase in cash and cash equivalents	(21)	73
Effect of exchange rate changes on cash balances held in foreign currencies	(4)	2
Cash and cash equivalents – beginning of period	311	437

Cash and cash equivalents – end of period	$286	$512

RECONCILIATION FROM NET INCOME ATTRIBUTABLE TO OUR COMMON SHAREHOLDER TO ADJUSTED EBITDA

Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

	Three Months Ended		Six Months Ended
(in millions)	September 30,		September 30,
	2011	2010	2011	2010
Net income (loss) attributable to our common shareholder	$120	$62	182	112
Noncontrolling interests	(10)	(11)	(25)	(20)
Income tax provision	7	(56)	(52)	(71)
Interest, net	(73)	(37)	(146)	(73)
Depreciation and amortization	(81)	(104)	(170)	(207)

EBITDA	277	270	575	483

Unrealized gain (loss) on derivatives	(1)	1	25	(46)
Realized gain on derivative instruments not included in segment income	—	—	2	—
Proportional consolidation	(12)	(12)	(25)	(22)
Restructuring charges, net	(11)	(9)	(30)	(15)
Gain (loss) on sale of assets	(1)	—	(2)	13
Other income, net	1	(1)	(2)	(1)

Adjusted EBITDA	$301	$291	$607	$554

The following table shows the “Free cash flow” for the six months ended September 30, 2011 and 2010, the change between periods, as well as the ending balances of cash and cash equivalents (in millions).

	Six Months Ended September 30,
	2011	2010	Change
Net cash provided by operating activities	$56	$124	$(68)
Net cash provided by (used in) investing activities	(119)	25	(144)
Less: Proceeds from sales of assets	(1)	(18)	17

Free cash flow	$(64)	$131	$(195)

Ending cash and cash equivalents	$286	$512	$(226)